Execution Version

Exhibit 4.73

SHAREHOLDERS AGREEMENT

by and among

Ixworth Enterprises Limited

Mr. Fan Hui Yang

Zhi Sheng Limited

and

Ample Spring Holdings Limited

April 26, 2007

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made on April 26, 2007 by and among the following parties:
A.           Ixworth Enterprises Limited, a British Virgin Islands company (the “Investor,” together with the Founder, each a “Shareholder” and collectively, the “Shareholders”);
B.	Mr. Fan Hui Yang (ID No. D538227(1));
C.	Zhi Sheng Limited, a British Virgin Islands company (the “Founder”); and
D.           Ample Spring Holdings Limited, a British Virgin Islands company (the “Company”).
RECITALS
WHEREAS, Mr. Fan Hui Yang is the sole shareholder of the Founder and the Founder currently owns the entire issued share capital of the Company.
WHEREAS, the Investor is a party to that certain share purchase and subscription agreement dated April 9, 2007 among, inter alios, the Company and the Founder (the “Purchase and Subscription Agreement”). A condition to the Investor’s obligations at the closing as set forth under the Purchase and Subscription Agreement is the execution of this Agreement.
WHEREAS, the Investor agreed to (i) subscribe from the Company, and the Company has agreed to issue and allot to the Investor, thirty-five (35) Ordinary Shares; and (ii) purchase from the Founder, and the Founder has agreed to sell to the Investor, thirty-five (35) Ordinary Shares, which collectively with the Ordinary Shares in (i) above represents seventy percent (70%) of the equity interest in the Company on a fully-diluted basis immediately after the closing of the transactions contemplated under the Purchase and Subscription Agreement, on the terms and conditions set forth in the Purchase and Subscription Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.	Certain Definitions.
1.1          Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
“Affiliate” shall mean, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person, whereas “Control” means, when

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used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of equity rights, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Agreement” shall have the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Baichuan Restructure Documents” shall have the meaning as ascribed to it in Section 6.1.12 of the Purchase and Subscription Agreement.
“Board” shall mean the board of directors of the Company.
“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the British Virgin Islands, Hong Kong Special Administrative Region or the PRC.
“Closing” shall have the meaning as ascribed to it in Section 3.1.1 of the Purchase and Subscription Agreement.
“Company” shall have the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Convertible Securities” shall mean all options, warrants and other securities convertible or exercisable into Ordinary Shares.
“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.
“Founder” shall have the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Hong Kong” shall mean the Hong Kong Special Administrative Region.
“Investor” shallhave the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Ordinary Shares” shall mean the ordinary shares of the Company, par value of US$1.00 per share.
“Person” shall mean any corporation, company, partnership, limited liability company, other business organization or entity, and any individual.
“PRC” shall mean the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.
“Purchase and Subscription Agreement” shall have the meaning as ascribed to it in the recitals of this Agreement.

“Qualified IPO” shall mean either (i) a public offering of the Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) pursuant to an effective registration statement under the Securities Act of 1933, as amended, of the United States (the “Securities Act”), or (ii) any similar public offering on an internationally recognized stock exchange, covering the offer and sale of Ordinary Shares or the closing of a firm commitment public offering pursuant to an effective registration statement on Form F-1 under the Securities Act, which is underwritten by a managing underwriter of international standing and approved by the Investor in writing.
“Registration” shall mean registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.
“Registrable Securities” shall mean: (i) Ordinary Shares of the Company issued by the Company; (ii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iii) any other Ordinary Share owned or hereafter acquired by the Investor, including Ordinary Shares issued in respect of the Ordinary Shares described in (i)-(iii) above upon any share split, share dividend, recapitalization or a similar event; and (iv) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.
“Restated Articles” shall mean the Amended and Restated Memorandum and Articles of Association of the Company in substantially the form acceptable to the Shareholders.
“RMB” shall mean the lawful currency of the PRC.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
“Shareholder” or “Shareholders” shallhave the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Shares” shall mean all Ordinary Shares now owned or subsequently acquired by any Shareholder.
“Subsidiary” or “subsidiary”shall mean, with respect to any subject entity, (i) any company, partnership or other Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors, or (y) more than a fifty percent (50%) interest in the profits or capital of such entity, are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP or other relevant generally accepted accounting practices; or (iii) any entity with respect to and which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.
“Transaction Agreements” shall mean this Agreement, the Purchase and Subscription Agreement and the Baichuan Restructure Documents.
“Transfer” shall mean, directly or indirectly, selling, transferring, assigning or otherwise disposing of, all or any of the Shares in the Company to any other Person.
“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.
1.2          Definitions. The following terms have the meanings set forth in the Sections below:

Definition	Location
Confirmation Notice	Section 6.1
Co-Sale Closing	Section 7.2
Drag-Along Notice	Section 8.2
Drag-Along Right	Section 8.1
Drag-Along Sale	Section 8.1
Dragged Shareholder	Section 8.1
HKIAC	Section 16.12
Information	Section 14.3
Investor Director	Section 14.1
New Securities	Section 4.3
Offered Price	Section 5.2
Offered Shares	Section 5.2
Participation Notice	Section 4.4
Participation Rights Holder	Section 4.1
Prohibited Transfer	Section 9.3

Definition	Location
Proposed Transferee	Section 5.2
Pro Rata Share	Section 4.2
Put Shares	Section 9.3
Put Notice	Section 9.3
Refusal Period	Section 6.1
Residual Shares	Section 7.1
Restricted Period	Section 5.1
Right of Co-Sale	Section 7
Right of First Refusal	Section 6
Right of Participation	Section 4.1
Terms	Section 15.1
Transfer Notice	Section 5.2

2.	INFORMATION AND INSPECTION RIGHTS.
2.1	Information and Inspection Rights.
(a)          Information Rights. The Company covenants and agrees that, commencing on the date hereof, the Company shall deliver to the Investor the following with respect to the Company and its Subsidiaries:
(i)        annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited by an international accounting firm approved by the Investor;
(ii)       six-month unaudited consolidated financial statements within thirty (30) days after the end of such six-month period;
(iii)     monthly unaudited consolidated financial statements within ten (10) days after the end of each month;
(iv)      an annual consolidated operating budget and strategic plan for the following fiscal year within thirty (30) days prior to the end of each fiscal year; and
(v)       upon the written request by the Investor, such other information as the Investor shall reasonably request.

All financial statements to be provided to the Investor pursuant to this Section 2.1 and pursuant to any other Transaction Agreement, shall include a balance sheet, a statement of profit or loss and a statement of cash flows, and shall be prepared in the English language in accordance with the U.S. GAAP and shall consolidate all of the financial results of the Company and its Subsidiaries.
(b)          Inspection Rights. The Company covenants and agrees that, commencing on the date hereof, the Investor or its appointee shall have the right of inspection, including the right to inspect the properties and facilities of the Company and/or any of its Subsidiaries and/or any of its joint venture companies and/or any of its Affiliates, to access, examine and copy all books or accounts of the Company and/or any of its Subsidiaries, and to discuss the business, operations and conditions of the Company and each of its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers, with the full cooperation of the Company, during reasonable business hours.
(c)          Termination of Rights. Except as set forth in Section 2.2 below, the foregoing information and inspection rights shall terminate upon the closing of a Qualified IPO.
2.2          Information Rights After a Qualified IPO. The Company covenants that the Company shall deliver to the Investor (i) promptly after filing, copies of all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including any periodic, interim, or extraordinary reports) filed with any stock exchange or securities regulatory authority, and (ii) promptly upon request, copies of the current versions of all documents relating to any subsequent financings by the Company, or otherwise affecting the Shares or the Investor, in each case with all amendments and restatements. This Section 2.2 shall survive any termination of this Agreement.
2.3          Re-sale Rights.  The Company shall at its own cost use its best efforts to assist the Investor in the sale or disposition of its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Investor’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company's counsels in forms reasonably satisfactory to the Investor’s counsel, (c) if the Company has depository receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company's share registrar and depository agent to convert the Investor’s securities into depository receipts or similar instruments to be deposited in the Investor’s brokerage account(s), and (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Investor.  The Company acknowledges that time is of the essence with respect to its obligations under this Section 2.3, and that any delay will cause the Investor irreparable harm and constitutes a material breach of its obligations under this Agreement.
3.	PUBLIC OFFERING RIGHTS.
3.1          General. Prior to an initial public offering of the Company’s securities, the Company, the Investor and the Founder shall enter into a registration rights agreement on customary terms and conditions, providing that, among other things, the Investor shall be entitled to request three (3) demand registrations after the initial public offering of the Company’s securities, an unlimited number of registration on either Form S-3 or Form F-3 and an unlimited number of piggyback registrations with respect to any registration by the Company and its securities, subject to customary underwriter cutbacks. The Company shall bear the costs and expenses of selling shareholders in connection with any public offering or registration (other than the underwriter’s commission), including the costs and expenses of two (2) counsels for the Investor.
3.2          Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the SEC, which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:
(a)          make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
(c)          so long as the Investor owns any Registrable Securities, to furnish to the Investor forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or Form F-3.
4.	RIGHT OF PARTICIPATION.
4.1          General. The Investor and any person to which rights under this Section 4 have been duly assigned in accordance with Section 12 (each of the Investor and its assignees being hereinafter referred to as a “Participation Rights Holder”) shall have a right of first refusal to purchase a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date hereof (the “Right of Participation”).
4.2          Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (assuming conversion of all Convertible Securities but excluding shares issuable under unexercised options or warrants into Ordinary Shares) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

4.3          New Securities. “New Securities” shall mean any Ordinary Shares, any other shares of the Company regardless of designation, or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:
(a)          Ordinary Shares issued under the Purchase and Subscription Agreement;
(b)          securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro-rata basis;
(c)          in the aggregate up to ten percent (10%) Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) issued or issuable to officers, directors, employees and consultants of the Company or its Subsidiaries pursuant to any equity plan or incentive arrangement approved by the Board;
(d)          options, warrants and other securities convertible or exercisable into Ordinary Shares, issued as part of a Board approved employee share option plan;
(e)          those issued as a dividend or distribution on Ordinary Shares or any event for which adjustment is made;
(f)           any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity; and
(g)	any securities offered in a Qualified IPO by the Company.
4.4          Procedures. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.

4.5          Failure to Exercise. In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the Participation Notice, after twenty (20) Business Days following the date of the Participation Notice, the Company shall have a period of sixty (60) days thereafter to sell the New Securities described in the Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same or a higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.5.
4.6          Termination. The Right of Participation under this Section 4 shall terminate upon the completion of a Qualified IPO.
5.	Restrictions on Transfer.
5.1          General. The Founder may not Transfer, directly or indirectly, any Shares without the Investor’s prior written approval for three (3) years after the Closing (the “Restricted Period”).
5.2          Notice of Proposed Transfer. Prior to the Founder Transfers any of its Shares, the Founder shall simultaneously deliver to the Company and the Investor a written notice (the “Transfer Notice”) in the form attached hereto as Exhibit A, stating: (i) the Founder’s bona fide intention to sell or otherwise Transfer such Shares (the “Offered Shares”); (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of the Offered Shares proposed to be Transferred to each Proposed Transferee; (iv) the bona fide cash price or, in reasonable detail, other consideration for which the Founder proposes to Transfer the Offered Shares (the “Offered Price”); and (v) the Investor’s right to exercise its Right of First Refusal or its Right of Co-Sale with respect to the Offered Shares.
6.	Right of First Refusal.
6.1          Exercise by the Investor.The Investor and its affiliated assignees have the Right of First Refusal to purchase all or any part of the Offered Shares upon the terms and conditions set forth in the Transfer Notice; providedthat the Investor gives written notice of the exercise of such right to the Founder within thirty (30) days after the date on which the Transfer Notice is, pursuant to Section 5.2 deemed to have been delivered to the Investor (the “Refusal Period”). Within five (5) days after the expiration of the Refusal Period, the Founder will give written notice to the Company and the Investor specifying the number of Offered Shares that was subscribed by the Investor exercising its Right of First Refusal (the “Confirmation Notice”). The Confirmation Notice shall specify the number of Offered Shares to be purchased by the Investor.
6.2          Purchase Price.The purchase price for the Offered Shares to be purchased by the Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 6.3 hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Investor and the Founder, absent fraud or error.
6.3          Payment. Payment of the purchase price for the Offered Shares purchased by the Investor exercising its Right of First Refusal will be made within ten (10) days after the later of (i) delivery of the Confirmation Notice, or (ii) the end of the Refusal Period. Payment of the purchase price will be made, at the option of the Investor, (i) in cash (by check or wire transfer), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Founder to the Investor, if any, or (iii) by any combination of the foregoing.
6.4          Rights as a Shareholder. If the Investor exercises its Right of First Refusal to purchase the Offered Shares, then, upon the date that the notice of such exercise by the Investor is deemed delivered to the Founder pursuant to Section 6.1 hereof, the Founder will have no further rights as a holder of the Offered Shares except the right to receive payment for the Offered Shares from the Investor(s), in accordance with the terms of this Agreement, and the Founder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered for Transfer to the Investor.
6.5          Founder’s Right To Transfer. If the Investor has not elected to purchase all or any portion of the Offered Shares, then, with respect to that portion of Offered Shares that will not be purchased by the Investor pursuant to Section 6 hereof, the Right of First Refusal shall not apply to such Transfer, and the Founder may Transfer such portion of the Offered Shares which the Investor has not elected to purchase to any person named as a purchaser or other Transferee in the Transfer Notice, at the Offered Price or at a higher price; provided that such Transfer shall still be subject to the Investor’s Right of Co-Sale as defined in Section 7 hereof; provided further that such Transfer (i) is consummated within sixty (60) days after the end of the Refusal Period, (ii) is on the same terms as set forth in the Transfer Notice, and (iii) is in accordance with all the terms of this Agreement. If the Offered Shares are not so Transferred during such sixty (60) day period, then the Founder may not Transfer any of such Offered Shares without complying again in full with the provisions of this Agreement.
7.	Investor's Right of Co-Sale.
7.1          Exercise by the Investor. The Investor shall have the right to participate in the sale of the Offered Shares (“Right of Co-Sale”), which are not being purchased by the Investor pursuant to its Right of First Refusal in Section 6 hereof (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice. The Investor may sell all or any part of the Shares held by it equal to the product obtained by multiplying (i) the Residual Shares, by (ii) a fraction, the numerator of which shall be the number of Shares owned by the Investor and the denominator of which shall be the total number of the issued and outstanding Shares of the Company, calculated immediately prior to the time of the Transfer. To exercise its rights hereunder, the Investor must have provided a written notice to the Founder within the Refusal Period indicating the number of Shares that it wishes to sell pursuant to this Section 7.1.

7.2          Closing; Consummation of the Co-Sale. Subject to compliance with applicable state and federal securities laws, the sale of the Shares by the Investor pursuant to the Right of Co-Sale shall occur within ten (10) days after the later of (i) delivery of the Confirmation Notice and (ii) expiration of the Refusal Period (the “Co-Sale Closing”). The Investor shall deliver to the Founder at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer (or with a duly executed separate instrument of transfer, as applicable), representing the number of Shares to which the Investor is entitled to sell pursuant to this Section 7. At the Co-Sale Closing, the Founder shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice.
7.3          Founder’s Right To Transfer. If any of the Offered Shares remain available after the exercise of the Investor’s Right of First Refusal and all Rights of Co-Sale, then the Founder shall be free to Transfer, subject to Section 8 below, any such remaining Shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the sixty (60) day period following the deemed delivery of the Transfer Notice, then the Founder may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.
8.	INVESTOR’S DRAG-ALONG RIGHTS
8.1          Exercise by the Investor. If a Qualified IPO does not occur on or before December 31, 2009 and the Investor approves an offer by any Person or Persons (for purposes of this Section 8, the “Proposed Transferee”) to purchase all or substantially all of the equity or assets, of the Company, or the business conducted by it (the “Drag-Along Sale”), then the Investor shall have the right, the “Drag-Along Right”), but not the obligation, to require each other Shareholder (each a “Dragged Shareholder”) to vote to approve such sale or to sell to the Proposed Transferee up to all the Shares or ownership interest in the Company held by such Dragged Shareholder, provided that the valuation of the Company at the time of such Drag-Along Sale is not less than RMB600,000,000 and, unless with the prior written consent of the Dragged Shareholder. Each Shareholder agrees to take all steps necessary to enable him or it to comply with the provisions of this Section 8.1, including, but not limited to, voting in favor of such Drag-Along Sale, converting Convertible Securities into Ordinary Shares and transferring its Shares or ownership interest in the Company involved in such Drag-Along Sale. Notwithstanding any provision to the contrary, the share Transfer restrictions as provided in Section 5, Section 6 and Section 7 shall not apply to any Transfers made pursuant to this Section 8.
8.2          Closing; Consummation of Drag-Along Sale. To exercise a Drag-Along Right, the Investor shall give each Dragged Shareholder and the Company a written notice (for purposes of this Section 8.2, a “Drag-Along Notice”) containing (a) the name and address of the Proposed Transferee and (b) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee’s offer. Each Dragged Shareholder shall thereafter be obligated to sell the Ordinary Shares subject to such Drag-Along Notice, providedthat the sale to the Proposed Transferee is consummated within sixty (60) days of delivery of such Drag-Along Notice. If the sale is not consummated within such 60-day period, then each Dragged Shareholder shall no longer be obligated to sell such Dragged Shareholder’s Shares pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 8.
8.3          Terms and Conditions. Any such sale or disposition by the Dragged Shareholders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Drag-Along Sale by the Investor. The Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the Shares proposed to be Transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the Investor and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Shareholders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.
8.4          Deemed Transfers. At the closing of the Drag-Along Sale, each Dragged Shareholder shall deliver or cause to be delivered a certificate or certificates evidencing its Shares to be included in the Drag-Along Sale, duly endorsed for Transfer with signatures guaranteed, to such Proposed Transferee in the manner and at the address indicated in the Drag-Along Notice. If a Dragged Shareholder fails to deliver certificates evidencing its Shares as described in this Section 8 at such closing, it shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company including, as appropriate, its register of shareholders updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any Shares held by them, shall have no other rights or privileges as a shareholder of the Company and, in the event of liquidation of the Company, its rights with respect to any consideration it would have received if it had complied with this Section 8, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Investor and in addition to any other rights or remedies of the Investor granted herein or otherwise, the Company shall stop any subsequent Transfer of any such Shares held by the Dragged Shareholders.
9.	Conditions to Valid Transfer.
9.1          Generally. Any attempt by the Founder to Transfer any Shares in violation of any provision of this Agreement will be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Shares not made in strict compliance with this Agreement).

9.2          Conditions. No securities shall be Transferred by the Founder unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company will not be required to (i) transfer on its books any Shares that have been sold, gifted or otherwise Transferred in violation of any provisions of this Agreement, or (ii) to treat as owner of such Shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Shares may have been so Transferred.
9.3          Put Right. If the Founder Transfers any Shares in contravention of the Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or the Proposed Transferee is unwilling to purchase any securities from the Investor, the Investor may, by delivery of written notice to the Founder (a “Put Notice”) within thirty (30) days after the date on which the Investor becomes aware of the Prohibited Transfer or the terms thereof, require the Founder to purchase from the Investor the number of Shares that is equal to the number of Residual Shares the Investor would have been entitled to Transfer to the purchaser (the “Put Shares”). Such sale shall be made on the following terms and conditions:
(a)          The price per share at which the Put Shares are to be sold to the Founder shall be equal to the price per share that the Investor would have received at the Co-Sale Closing of such Prohibited Transfer if the Investor had sold such Put Shares at the Co-Sale Closing. Such purchase price of the Put Shares shall be paid in cash or such other consideration as the Founder received in the Prohibited Transfer or at the Co-Sale Closing. The Founder shall also reimburse the Investor for any and all reasonable fees and expenses, including, but not limited to, legal fees and expenses, incurred pursuant to the exercise or attempted exercise of the Investor’s Rights of Co-Sale pursuant to Section 7 or in the exercise of its rights under this Section 9 with respect to the Put Shares.
(b)          The Put Shares to be sold to the Founder shall be of the same class or type as Transferred in the Prohibited Transfer or at the Co-Sale Closing if the Investor then owns securities of such class or type. If the Investor does not own any of such class or type, the Put Shares shall be Ordinary Shares.
(c)          The closing of such sale to the Founder will occur within ten (10) days after the date of the Investor’s Put Notice to the Founder. At such closing, the Investor shall deliver to the Founder the certificate or certificates representing the Put Shares to be sold, each certificate to be properly endorsed for transfer (or with a duly executed separate instrument of transfer, as applicable), and immediately upon receipt thereof, the Founder shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 9.3(a).
10.	Restrictive Legend and Stop Transfer Orders.
10.1       Legend. Each Shareholder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A SHAREHOLDERS AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES WHO ARE PARTIES TO THE SHAREHOLDERS AGREEMENT.

10.2        Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, the Founder agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.
11.          TERMINATION. The Investor’s Right of First Refusal and Right of Co-Sale shall terminate upon the closing of a Qualified IPO.
12.	ASSIGNMENT AND AMENDMENT.
12.1       Assignment. Notwithstanding anything herein to the contrary, the rights of the Investor under Sections 2.1 (prior to a Qualified IPO), 2.2 and 2.3 are transferable to any Affiliate of the Investor or to any person who holds or is acquiring Shares immediately after the Closing in a Transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 12. The registration rights of the Investor under Section 3 are fully assignable to any Affiliate of such Holder or to any person who holds or is acquiring Registrable Securities in a permitted Transfer; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 12. The Right of Participation of the Investor under Section 4 hereof is fully assignable to the Investor’s Affiliates or to any person who holds or is acquiring Ordinary Shares immediately after the Closing in a Transfer which does not breach any express provision of this Agreement; provided, however that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 12. The rights of the Investor under Section 6 are assignable prior to a Qualified IPO to any Affiliate of the Investor or to any person who holds or is acquiring Shares in a Transfer which does not breach any express provision of this Agreement; provided, however, that the Company and the Founder are given a written notice stating the name and address of the assignee and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 12.

12.2       Deed of Adherence. For any Transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company a Deed of Adherence substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of a Deed of Adherence by any transferee, such transferee shall be deemed to be a Shareholder, hereunder, as appropriate.
12.3        No restriction or encumbrance on Ordinary Shares. The Transfer and assignment of Ordinary Shares or any right of the Investor under this Agreement or any other Transaction Agreements shall not be subject to any Rights of First Refusal or Co-Sale Rights or other restrictions or encumbrances on Transfer or assignment.
12.4       Amendment of Rights. A provision of this Agreement may only be amended and the observance thereof may only be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, the Investor and the Founder. Any amendment or waiver effected in accordance with this Section 12.4 shall be binding upon each party hereto and their respective successors.
13.	PROTECTIVE PROVISIONS.
13.1       Acts of the Company (General). Notwithstanding anything to the contrary in this Agreement, any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require approval of a majority of the Board of the Company:
(a)          any guarantee or agreement by the Company or any of its Subsidiaries to indemnify any other person against any loss or liability of any person’s obligations, except for the furtherance of the commercial benefits of the Company;
(b)          any borrowing of money, obtaining of financial facilities (including factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.) or incurrence of indebtedness by the Company or any of its Subsidiaries (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which individually or together with all related borrowing equal to or exceed forty percent (40%) of the net debt equity ratio of the Company or any of its Subsidiaries at any time;
(c)          any material change to the fundamental business character, plan or strategy of the Company or any of its Subsidiaries as now carried out;
(d)          any investment in the securities or shares or other rights of any company;
(e)          any purchase, lease, sale or other transaction by the Company or any of its Subsidiaries involving real property;

(f)          any fee or monetary transaction or arrangement, including the acquisition or disposal of property or procurement of service, between the Company or any of its Subsidiaries and any of its shareholder or its Affiliate;
(g)          any change of the auditors of the Company and/or any of its Subsidiaries or any material change in the commencement date of the financial year of the Company or the relevant Subsidiary;
(h)          any adoption, change or announcement of an employee share option plan of the Company;
(i)           any increase or decrease in the authorized number of the Ordinary Shares, allotment or issuance of any additional Ordinary Shares, amendment of the Company’s Restated Articles in a manner that adversely affects the rights of the holders of the Ordinary Shares; amendment of or change in the rights, preferences, privileges or powers of, or the restrictions provided for, the benefit of the holders of the Ordinary Shares;
(j)           the authorization, creation or issuance of shares of any class of capital stock having preferences superior to or on a parity with the holders of the Ordinary Shares in liquidation, redemption, or dividend rights or other rights or privileges;
(k)          any change in the authorized number, manner of election or term of the office of directors of the Company;
(l)           the declaration or payment of any dividend or distribution of profits on any Shares ranking junior to the Ordinary Shares in liquidation, redemption, or dividend rights or privileges; or the redemption and repurchase of any Shares junior to the Ordinary Shares in liquidation, redemption, or dividend rights or privileges except for repurchases of Shares pursuant to a contractual right of repurchase upon termination of employment or service in a bona fide employment or service agreement;
(m)         any merger, acquisition, consolidation, reorganization or other transaction of or involving one (1) or more other companies in which the shareholders of the Company immediately prior thereto shall not hold a majority of the outstanding voting power of each surviving or acquiring company pro-rata immediately thereafter;
(n)          the sale, transfer (including a transfer by way of a spin-off, split-off or business separation) or disposition of the whole or a substantial part of the business, undertaking, goodwill, assets or intellectual property of the Company and/or any of its Subsidiaries, including the sale, transfer or other disposition of a subsidiary or the grant of an exclusive license to intellectual property;
(o)          any resolution for the winding up, liquidation or dissolution of the Company and/or any of its Subsidiaries, application for the appointment of a receiver, manager or judicial manager or like officer or initiation of similar insolvency-related proceedings of which any of the Company or its Subsidiaries is the subject company;

(p)         the creation of any mortgage, pledge, hypothecation, lien or charge (whether by way of fixed or floating charge, mortgage or other security) or other security interest on all or substantial part of the undertaking, assets, rights or properties (tangible or intangible) of the Company;
(q)          any delegation of authority in respect of any of the foregoing matters to any committee of the Board; or
(r)           any agreement, any commitment or the adoption of any corporate resolution to do any of the foregoing matters.
13.2        Notwithstanding anything to the contrary in this Agreement, for as long as any Ordinary Share is outstanding, any alteration or amendment to the Restated Articles or any other charter documents of the Company or any of its Subsidiaries shall require the approval of the Investor.
14.	BOARD MATTERS.
14.1       Designation Right. The Board of the Company shall consist of not more than three (3) directors. The Investor shall be entitled to designate two (2) directors to the Board of the Company (each, an “Investor Director” and collectively, the “Investor Directors”) and the Founder shall be entitled to designate one (1) director to the Board.
14.2       Board Quorum; Meetings; Management, etc. The Company’s Restated Sections shall provide for a quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board for three (3) directors. Notices and agendas of the Board meetings as well as copies of all board papers shall be sent to all the relevant directors and to the Shareholders at least ten (10) Business Days prior to the relevant Board meeting, except for emergency Board meeting. The Company shall hold Board meetings at least once a quarter after Closing. Except for any contrary provision in the Transaction Agreements or the relevant laws, the Company shall be managed and controlled by the Board.
14.3        Waiver. The Company acknowledges that the Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) the Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Investor Directors. The Company, as a material part of the consideration for this Agreement, agrees that the Investor Directors shall not have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investor’s ability to pursue opportunities based on such Information or that would require the Investor, any representative, the Investor Directors to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries.
14.4       Director Expenses. The Company shall reimburse each director of the Board for all reasonable expenses incurred in connection with Board duties and meetings.
14.5       Assignment and Termination. The rights of the Investor set forth in this Section 14 are fully assignable to any person who holds or is acquiring the Ordinary Shares in a Transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers a Deed of Adherence. The rights of the Investor in this Section 14 shall terminate upon completion of a Qualified IPO.
15.	CONFIDENTIALITY AND NON-DISCLOSURE.
15.1       Disclosure of Terms. The terms and conditions of this Agreement and any other Transaction Agreements (collectively, the “Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party without the consent of all other parties except in accordance with the provisions set forth below.
15.2       Legally Compelled Disclosure. In the event that any Shareholder or any of its Affiliates is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations of any jurisdiction) to disclose the existence of this Agreement or the content of any of the Terms in contravention of the provisions of this Section 15.2, such Shareholder has the right to make such disclosure in its sole discretion and without giving prior written notice to any other party hereto.
15.3        Other Exceptions. Notwithstanding any other provision of this Section 15, the confidentiality obligations of the parties shall not apply to: (i) information which a disclosing party learns from a third party having the right to make the disclosure, provided the disclosing party complies with any restrictions imposed by the third party; (ii) information which is in the disclosing party’s possession prior to the time of disclosure by the protected party and not acquired by the disclosing party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the disclosing party; or (iv) any disclosure by a party to its employees, officers, bankers, partners, accountants, attorneys or other professional advisers, in each case only where such Persons are under appropriate confidentiality obligations.
15.4	Press Releases.

(a)         The Founder shall not issue any press release or make any public announcement with respect to this Agreement or any other Transaction Agreement or the transactions contemplated hereby without the prior written consent of the Investor.
(b)          The Investor may issue any press release or make any public announcement as it deems to be appropriate with respect to this Agreement or any other Transaction Agreement or the transactions contemplated hereby at its own discretion.
15.5        Other Information. The provisions of this Article 15 shall survive the termination of this Agreement and shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.
16.	Miscellaneous Provisions.
16.1       Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong.
16.2        Survival. The representations, warranties, covenants and agreements made herein shall survive any due diligence investigation made by any party hereto and shall survive the Closing.
16.3        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations herein may be assigned by the Investor to any Affiliate of the Investor. None of the Founder or the Company may assign its rights or delegate its obligations under this Agreement without the written consent of the Investor.
16.4       Entire Agreement. This Agreement and the schedules and exhibits hereto and thereto and the Transaction Agreements, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
16.5        Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (iii) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit C with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder via facsimile shall promptly confirm by telephone with the person to whom such communication was addressed regarding each communication made by it via facsimile pursuant to this Article 16., but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 16.5 by giving the other party written notice of the new address in the manner set forth above.
16.6       Amendments and Waivers. This Agreement may be amended only with the prior written consent of the Investor.
16.7       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.
16.8        Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
16.9      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
16.10     Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.
16.11     Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.
16.12     Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL arbitration rules then in effect. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. The language to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC procedures for arbitration in force at the date of this Agreement including such additions to the UNCITRAL arbitration rules as are therein contained.
16.13     Obligations of the Founder. Mr. Fan Hui Yang, jointly and severally, with the Founder, accepts all obligations of the Founder under this Agreement and shall procure the Founder to take all necessary actions to effect the covenants hereunder.

16.14     Continuity of Other Restrictions. Any Shares not purchased by the Investor pursuant to its Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Shares hereunder and by law, including any restrictions imposed under the Restated Articles, or by agreement.
16.15     Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuatethis Agreement.
16.16     Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Restated Articles, the terms of this Agreement shall control. In the event of any conflict between the terms of this Agreement and any other agreement to which a Shareholder is a party or by which such Shareholder is bound, the terms of this Agreement will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
16.17     Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
16.18     Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
16.19       Share Split. All references to numbers of Shares in this Agreement shall be appropriately adjusted to reflect any share splits, share dividends, bonus issues, combinations, subdivisions, consolidations, recapitalizations and the like affecting the Ordinary Shares occurring after the date of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year herein above first written.

Ixworth Enterprises Limited By: /s/ Wang Shuang Name: Wang Shuang Title: Director
Zhi Sheng Limited By: /s/ Fan Hui Yang Name: Fan Hui Yang Title: Director
Ample Spring Holdings Limited By: /s/ Fan Hui Yang Name: Fan Hui Yang Title: Director

Fan Hui Yang

Signature: /s/ Fan Hui Yang

[Signature Page of Shareholders Agreement]

EXHIBITA
TRANSFER NOTICE
I/We, ____________, wish to transfer ____________ (indicate number and class and, if applicable, series of the shares in question) shares of Ample Spring Holdings Limited (the “Company”) (the “Shares”) pursuant to a (please check one): sale (  ) other (  ) (please describe)                                                                                                                                                                                                                                                   .
I propose to transfer Shares to the following entities and individuals:
1. Proposed Transferee #1 [Address] [Phone Number]	[amount, type and price of shares]
2. Proposed Transferee #2 [Address] [Phone Number]	[amount, type and price of shares]
3. Proposed Transferee #3 [Address] [Phone Number]	[amount, type and price of shares]
The cash consideration for Shares totals $________. The fair market value of the non-cash consideration for Shares, if any, as of the date of this Notice totals $________.

The non-cash consideration, if any, consists of (please describe in reasonable detail):
___________________________________________________________
___________________________________________________________

.
Pursuant to the Shareholders Agreement, dated ______________, 2007, I/We write to inform you of your Right of First Refusal and your Right of Co-Sale with respect to Shares. If you choose to do so, you may exercise one (but not both) of these rights with respect to Shares by returning this Notice to me/us, at the address below, with a copy to the Company. If you decline your right to do so, you need not return anything.
I/We exercise my Right of First Refusal	☐
I/We exercise my Right of Co-Sale	☐
I/We wish to (circle one, not both) buy/sell ________ shares of ________ the Company.
I/WE MUST RECEIVE YOUR NOTICE BY 30 DAYS AFTER NOTICE IF YOU INTEND TO EXERCISE YOUR RIGHT OF FIRST REFUSAL OR IF YOU INTEND TO EXERCISE YOUR RIGHT OF CO-SALE. THERE IS NO EXTENSION OF THIS DEADLINE.
[Founder’s Address and Name]
[Company’s Address and Contact]

EXHIBIT B
DEED OF ADHERENCE
This Deed of Adherence (this “Deed of Adherence”) is executed as a deed by the undersigned (the “New Shareholder”) pursuant to the terms of that certain Shareholders Agreement dated April ____, 2007 (the “Agreement”) by and among Ample Spring Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”) and certain of its shareholders, and in consideration of the Shares (as defined below) subscribed for, pledged to, transferred to or issued to the New Shareholder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.
NOW THIS DEED WITNESSES as follows:

1.            Acknowledgement.   The New Shareholder acknowledges that Transferee is acquiring [number] [Preferred/Common] shares of the Company (the “Shares”), subject to the terms and conditions of the Agreement.
2.            Agreement.   Immediately upon transfer or issuance of the Shares, the New Shareholder (i) agrees that the Shares acquired by New Shareholder shall be bound by and subject to the terms of the Agreement applicable to the Founder (as defined in the Agreement), and (ii) hereby adopts the Agreement with the same force and effect as if the New Shareholder were originally the Founder.
3.            Notice.   Any notice required or permitted by the Agreement shall be given to the New Shareholder at the address listed beside the New Shareholder’s signature below.
4.            Governing Law.   This Deed of Adherence is governed by, and shall be construed in all respects in accordance with, Hong Kong law.
IN WITNESS whereof the Transferee has executed this Deed of Adherence on ________, 20__.

If the Transferee is an individual

SIGNED, SEALED AND DELIVERED	)
by [Name of the Individual]	)
in the presence of:	)
Address:............................................	)
Fax:	)

OR

If the Transferee is a company

SIGNED, SEALED AND DELIVERED	)
by [Name of the Company]	)
and SIGNED by:	)
in the presence of:	)
Address:............................................	)
Fax:	)

Exhibit C
Notice Addresses

To the Investor:	Suites 1705-6, 17/F, Two Chinachem Exchange Square, 338 King’s Road, North Point, Hong Kong Attn: Tommy Siu Lun Fork Fax No.: (852) 2868 4483
To Mr. Fan Hui Yang and the Founder:	Floor 14, Building B, Jinyun Plaza, No. 43 Xizhimen North Street, Haidian District, Beijing, PRC Attn: Zhou Peiji Fax No.: (8610) 58365355
To the Company:	Floor 14, Building B, Jinyun Plaza, No. 43 Xizhimen North Street, Haidian District, Beijing, PRC Attn: Zhou Peiji Fax No.: (8610) 58365355